SHONEY'S, INC.
        Offer to Purchase for Cash and Solicitation of Consents
                            Relating to its
         8-1/4 % CONVERTIBLE SUBORDINATED DEBENTURES DUE 2002
                         CUSIP NO. 872623 AA 1


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THIS OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON APRIL 24, 2000,
UNLESS EXTENDED (SUCH TIME AND DATE, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE"). HOLDERS OF DEBENTURES MUST TENDER THEIR DEBENTURES ON OR PRIOR TO
THE EXPIRATION DATE TO RECEIVE THE TENDER OFFER CONSIDERATION. THE CONSENT SOLICITATION WITH RESPECT TO THE DEBENTURES WILL EXPIRE AT 5:00 P.M., NEW
YORK CITY TIME, ON APRIL 10, 2000, UNLESS EXTENDED (SUCH TIME AND DATE, AS IT MAY BE EXTENDED, THE "TPI CONSENT DEADLINE"). TO RECEIVE A CONSENT PAYMENT, HOLDERS OF DEBENTURES MUST TENDER THEIR DEBENTURES AND PROVIDE THEIR CONSENTS TO THE PROPOSED AMENDMENTS (AND NOT HAVE REVOKED SUCH CONSENTS) AT OR PRIOR
TO THE TPI CONSENT DEADLINE.
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                                                               March 27, 2000

TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES:

     Shoney's, Inc., a Tennessee corporation (the "Company"), is offering to purchase for cash, on the terms and subject to the conditions set forth in the Purchase Offer and Consent Solicitation Statement dated March 27, 2000 (as it may be supplemented or amended from time to time, the "Purchase Offer") and the related Letter of Transmittal and Consent (as it may be supplemented or amended from time to time, the "Letter of Transmittal and Consent," and, together with the Purchase Offer, the "Offer"), all of its outstanding 8 1/4% Convertible Subordinated Debentures due July 15, 2002 (the "Debentures"). Enclosed for your consideration are copies of the Purchase Offer and Letter of Transmittal and Consent. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Offer.

     In conjunction with the Offer, the Company also is soliciting consents (the "Solicitation") from holders of the Debentures (each, a "Holder" and, collectively, the "Holders") of at least a majority of the aggregate principal amount at maturity of the outstanding Debentures (the "Consents") to the proposed amendments described in the Purchase Offer (the "Proposed Amendments") to the Indenture dated as of July 15, 1992, as amended by a First Supplemental Indenture dated as of September 6, 1996, between and among the Company (as successor to TPI Enterprises, Inc.), TPI Restaurants, Inc., as guarantor, and The Bank of New York, as trustee (the "Trustee"), pursuant to which the Debentures were issued (the "Indenture"). The Proposed Amendments would: (i) eliminate substantially all of the covenants in the Indenture other than the covenants requiring payment of interest on and principal of the Debentures when due, requiring the maintenance of an office for purposes of making payment on the Debentures, providing for certain duties on the paying agent for the Debentures and requiring the Company and the Guarantor to make certain certifications to the Trustee, (ii) remove limitations on the ability of the Company and the Guarantor to consolidate with or merge into, or to sell, convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to, another Person (as defined in the Indenture) or to permit another Person to consolidate with or merge into, or to sell, convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to the Company and the Guarantor, and (iii) eliminate certain Events of Default under the Indenture.





     For your information and for forwarding to your clients for whom you hold the Debentures registered in your name or in the name of your nominee, we are enclosing the following documents:

     1.   The Purchase Offer;

     2. A Letter of Transmittal and Consent for the Debentures for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding;

     3. A printed form of letter, including a Letter of Instructions, which may be sent to your clients for whose accounts you hold Debentures registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

     4. A Notice of Guaranteed Delivery and Consent to be used in tendering Debentures if certificates for the Debentures are not lost but are not immediately available, or if the procedure for book-entry transfer cannot be completed on or before the Expiration Date.

     5. A return envelope addressed to The Bank of New York, the Depositary.

     DTC participants will be able to execute tenders and deliver Consents through the DTC Automated Tender Offer Program.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS.

     Any inquiries you may have with respect to the Offer should be addressed to D.F. King & Co., Inc., the Information Agent for the Offer, or Banc of America Securities LLC, the Dealer Manager for the Offer, at their respective addresses and telephone numbers as set forth on the back cover of the enclosed Purchase Offer. Additional copies of the enclosed materials may be obtained from the Information Agent or the Dealer Manager.


                                          Very truly yours,

                                          SHONEY'S, INC.


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, TPI RESTAURANTS, INC., THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

IMPORTANT: THE LETTER OF TRANSMITTAL AND CONSENT (OR A FACSIMILE THEREOF), WITH ANY REQUIRED SIGNATURE GUARANTEES, TOGETHER WITH THE DEBENTURES AND ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE DEPOSITARY AT OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE TPI CONSENT DEADLINE IN ORDER FOR HOLDERS TO RECEIVE THE CONSENT PAYMENT. THE LETTER OF TRANSMITTAL AND CONSENT (OR A FACSIMILE THEREOF), TOGETHER WITH THE DEBENTURES AND ALL OTHER REQUIRED DOCUMENTS OR THE NOTICE OF GUARANTEED DELIVERY AND CONSENT, MUST BE RECEIVED BY THE DEPOSITARY AT OR PRIOR TO 11:59 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE IN ORDER FOR HOLDERS TO RECEIVE THE TENDER OFFER CONSIDERATION.



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